Exhibit 99.1

Victory Capital Announces Successful Repricing of Term Loan With Lower Rate

SAN ANTONIO--(BUSINESS WIRE)--February 18, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital”) today reported that it has repriced its existing $756 million Term Loan.

The repricing lowered the interest rate spread by 25 basis points, from 2.50 percent over LIBOR, to 2.25 percent over LIBOR, while maintaining the current maturity of July 1, 2026 and a LIBOR floor of 0.00%. Since the origination of the term loan in July 2019, the interest rate spread has been reduced by a total of 100 basis points.

“We appreciate the continued support from our lenders and their confidence in Victory Capital’s strong financial condition,” said David Brown, Chairman and CEO. “Higher free cash flow generation has contributed to reducing our leverage ratio, in addition to providing more flexibility to pursue capital allocation priorities such as inorganic growth initiatives, making strategic investments in the business, and returning capital to our shareholders.”

S&P Global Ratings revised Victory Capital’s credit outlook from stable to positive on February 17, 2021.

About Victory Capital

Victory Capital is a diversified global asset management firm with $146.2 billion in assets under management as of January 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com